CERTIFICATE OF AMENDMENT
TO
THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION, AS AMENDED
OF
VOXWARE, INC.

     The undersigned, for purposes of amending the Amended and Restated Certificate of Incorporation, as amended (the “Certificate”), of Voxware, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

     FIRST: The name of the corporation is Voxware, Inc. (the “Corporation”).

     SECOND: The Certificate was filed with the Office of the Secretary of State of the State of Delaware on June 27, 2003, and amended on December 30, 2003, April 30, 2004, December 29, 2004, November 28, 2005, and December 18, 2007.

     THIRD: Article FOURTH of the Certificate is hereby amended to read, in its entirety, as follows:

     “The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 17,000,000 shares. The Corporation is authorized to have two classes of shares, designated as Common Stock and Preferred Stock. The total number of shares of Common Stock which the Corporation is authorized to issue is 15,000,000 shares, and the par value of each of the shares of Common Stock is $0.001. The total number of shares of Preferred Stock which the Corporation is authorized to issue is 2,000,000 shares, and the par value of each of the shares of Preferred Stock is $0.001. The 2,000,000 shares of Preferred Stock initially shall be undesignated as to series.

     The Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Corporation’s Board of Directors may determine. Each series of Preferred Stock shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. Except as otherwise provided in this Amended and Restated Certificate of Incorporation, as amended, different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes.

     The Board of Directors is expressly authorized to provide for the issuance of all or any shares of any authorized but undesignated Preferred Stock in one or more series, each with such designations, preferences, voting powers (or no voting powers), relative, participating, optional or other special rights and privileges and such qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by the Board of Directors to create such series, and a certificate of said resolution or resolutions shall be filed in accordance with the General Corporation Law of the State of Delaware. The authority of the Board of Directors with respect to each such series shall include, without limitation of the foregoing, the right to provide that the shares of each such series may: (i) have such distinctive designation and consist of such number of shares; (ii) be subject to redemption at such time or times and at such price or prices; (iii) be entitled to the benefit of a retirement or sinking fund for the redemption of such series on such terms and in such amounts; (iv) be entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series of stock; (v) be entitled to such rights upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs, or upon any distribution of the assets of the Corporation in preference to, or in such relation to, any other class or classes or any other series of stock; (vi) be convertible into, or exchangeable for, shares of any other class or classes or any other series of stock at such price or prices or at such rates of exchange and with such adjustments, if any; (vii) be entitled to the benefit of such conditions, limitations or restrictions, if any, on the creation of indebtedness, the issuance of additional shares of such series or shares of any other series of Preferred Stock, the amendment of this Amended and Restated Certificate of Incorporation, as amended, or the Corporation’s By-Laws, the payment of dividends or the making of other distributions on, or the purchase, redemption or other acquisition by the Corporation of, any other class or classes or series of stock, or any other corporate action; or (viii) be entitled to such other preferences, powers, qualifications, rights and privileges, all as the Board of Directors may deem advisable and as are not inconsistent with law and the provisions of this Amended and Restated Certificate of Incorporation, as amended.”

     FOURTH: Except as expressly amended herein, all provisions of the Certificate filed with the Office of the Secretary of State of the State of Delaware on June 27, 2003, and as amended on December 30, 2003, April 30, 2004, December 29, 2004, November 28, 2005 and December 18, 2007, shall remain in full force and effect.

     FIFTH: The foregoing amendment was duly adopted by the Board of Directors and by the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

* * * * * * *

     IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Corporation, does hereby execute this Certificate of Amendment to the Restated Certificate of Incorporation, as amended, this 10th day of December, 2009.

VOXWARE, INC.

By:	/s/ Scott J. Yetter
Name:	Scott J. Yetter
Title:	President and Chief Executive Officer